Exhibit 10.1

GENERAL RELEASE AND WAIVER

This General Release and Waiver (“Release”) is made and entered into as of December 14, 2015 (the “Release Date”), by and between Cesca Therapeutics Inc., a Delaware corporation (“Employer”), and Mitchel Sivilotti (“Executive,” and together with Employer, the “Parties”). Capitalized terms used, but not defined herein, shall have the meaning given to such terms in that certain Executive Employment Agreement made and entered into as of July 15, 2013, by and between the Parties (the “Employment Agreement”). In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1.             Separation. Executive’s employment with Employer ended effective December 14, 2015 (the “Termination Date”) as a result of Executive’s voluntary resignation of employment without Good Reason, and the Employer’s acceptance of said resignation. No additional compensation shall be payable to Executive in connection with Executive’s termination of employment other than the payments required pursuant to Section 6.1 of the Employment Agreement.

2.         Consulting Agreement. In consideration of the promises made in this Release, Executive and Employer shall enter into a part-time consulting agreement, in substantially the form attached hereto as Exhibit A (the “Consulting Agreement”). Executive acknowledges and agrees that the compensation payable by Employer pursuant to the Consulting Agreement is being provided as consideration for Executive entering into this Release. Executive understands and Employer acknowledges that all of the compensation and benefits payable pursuant to the Consulting Agreement constitute compensation and benefits in excess of those to which both Executive and Employer would be entitled without entering into the Consulting Agreement as required by this Release. Notwithstanding anything to the contrary set forth in the Consulting Agreement, all payments and compensation payable pursuant to the terms of the Consulting Agreement are subject in all cases to Section 4(e).

3.             Release of Claims and Waiver of Rights.

(a)     Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans’ fiduciaries, agents and trustees (the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); and (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or a subsidiary of Employer or under applicable law and regulation. Executive acknowledges that he is only entitled to the compensation set forth in Section 6.1 of the Employment Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

(b)     Executive hereby acknowledges that he understands that under this Release he is releasing any known or unknown claims he may have arising out of, related to, or resulting from Executive’s employment with Employer or the termination thereof (the “Released Claims”). He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

4.             Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a)     the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed;

(b)     Executive should consult with an attorney prior to executing this Release;

(c)     Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;

(d)     Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and

(e)     This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth day after this Release is executed by both Parties (the, “Revocation End Date”), and any amounts payable under the Consulting Agreement to be entered into in connection with this Release will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.           Non-Disparagement. The parties agree to treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and Employer will respond accurately and fully to any question, inquiry or request for information when required by the legal process.

6.             Voting Agreement.

(a)     The rights and duties that are the subject of this Section 6 shall apply to only those shares of Employer’s capital stock held (whether director or indirectly or through one or more intermediaries) by the Executive or over which the Executive has beneficial ownership of control. This Section 6 shall not be applicable to any shares of the Employer’s capital stock no longer held (whether directly or indirectly or through one or more intermediaries), beneficially owned or controlled by the Executive. Upon compliance with applicable securities laws, Executive shall be free and without restriction of any nature to sell Executive’s shares of Employer’s capital stock free and clear of this Section 6 during the six months following the date hereof. No bona fide purchaser (excluding any purchaser or transferee deemed to be “affiliate” of the Executive as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or to any purchaser or transferee in which Executive has any direct or indirect ownership interest) of any such shares of Employer’s capital stock be subject in any manner to the restrictions, requirements or duties incumbent on Executive pursuant to the Section 6 during said six month period.

(b)     For a period beginning on the date hereof and ending on the earlier date of (i) six months from the date hereof or (ii) failure to pay within 21 days via wire transfer the invoiced consultancy fees, the Executive agrees, with respect to matters related to nominating directors to serve on the Board and electing Directors nominated by the Board before the Stockholders of the Company or any adjournment thereof, or pursuant to a requested written consent of holders of the Company’s capital stock, to vote, or cause to be voted, all shares of the Company’s capital stock held by the Executive or over which the Executive has beneficial ownership or control in the nomination or election of directors as recommended by the Board. Executive hereto agrees to execute and deliver all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate the agreement set forth in this Section 6(b).

(c)     It is agreed and understood that monetary damages would not adequately compensate Employer for the breach of Section 6(b) by Executive, that the agreement set forth in Section 6(b) shall be specifically enforceable, and that any breach or threatened breach of Section 6(b) shall be the proper subject of a temporary or permanent injunction or restraining order. Further, Executive hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.             No Admissions. Employer denies that it or any of its employees or agents have taken any improper action against Executive. This Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

8.             Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

9.             Restrictive Covenants. Executive understands that the covenants in Sections 7, 9 and 10 of the Employment Agreement survive the termination of his employment with Employer.

10.          Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

11.          Assignment. It is understood that this Release, and specifically Executive’s rights and obligations hereunder, shall survive to the Executive’s beneficiary on death.

12.          Construction. The terms set forth in Sections 11 and 12 and Sections 16.1, 16.2, 16.3 and 16.8 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

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IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

EMPLOYER:		EXECUTIVE:

CESCA THERAPEUTICS INC.

By:	/s/ Robin Stracey	/s/ Mitchel Sivilotti
Mitchel Sivilotti

Name:	Robin Stracey

Title:	CEO

Date:	December 14, 2015	Date: December 14, 2015

[Signature Page to General Release and Waiver]